Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. ANNOUNCES PRICING

OF $275 MILLION OF SENIOR SECURED NOTES

COCONUT GROVE, FLORIDA, (February 1, 2012) Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today announced the pricing of $275 million in aggregate principal amount of its 12.5% senior secured notes due 2017 (the “Notes”). The Notes will be issued at a price equal to 97% of the principal amount thereof. The Company expects the offering to close on February 7, 2012, subject to the satisfaction of customary closing conditions.

The proceeds from the Notes, together with cash on hand, are expected to be used to refinance all amounts outstanding under the Company’s existing first lien credit agreement due June 10, 2012, and to pay the transaction costs related to the offering. This release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

The Notes will be sold solely by means of a private placement either to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to certain persons outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Brad Edwards
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

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